SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

BLACKBAUD, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163

(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina 29492

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On September 30, 2004, the registrant entered into a Credit Agreement with Wachovia Bank, National Association, as administrative agent, swingline lender and issuing lender, and Bank of America, N.A. and JPMorgan Chase Bank. The agreement provides the registrant with a $30 million revolving credit facility. No amounts were drawn down under the facility at closing and there is no outstanding balance thereunder as of the date of this filing. Affiliates of these lenders served as underwriters for the registrant’s initial public offering completed in July 2004.

     A copy of the Credit Agreement, along with a copy of the related Guaranty Agreement dated September 30, 2004 by and among Wachovia and Blackbaud, LLC, a wholly owned subsidiary of the registrant, are filed herewith as exhibits 10.22 and 10.23 to this report.

     The disclosures set forth under Item 2.03 of this report are incorporated by reference into this Item 1.01 for a description of the terms and conditions of the Credit Agreement and related Guaranty Agreement that are material to the registrant.

Item 2.03 Creation of a Direct Financial Obligation

     On September 30, 2004, the registrant secured a $30 million revolving credit facility from Wachovia Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank. No amounts were drawn down under the facility at closing and there is no outstanding balance thereunder as of the date of this filing. The registrant has no immediate plans for use of the capital available under the facility, but potential future uses include financing of acquisitions and product development. The credit facility has a three-year term.

     Amounts outstanding under the facility are not secured by a lien on the registrant’s assets, but will be guaranteed by the registrant’s domestic subsidiaries. Amounts borrowed under the new revolving credit facility will bear interest, at the registrant’s option, at a variable rate based on either the prime rate, federal funds rate or LIBOR plus a margin of between 0.5% and 2.0% based on the registrant’s consolidated leverage ratio.

     All borrowings under the facility are subject to satisfaction of conditions customary for facilities of this nature, including accuracy of representations and warranties, absence of defaults and delivery of documents reasonably requested by Wachovia. The credit agreement includes affirmative covenants by the registrant to: (1) deliver financial statements; (2) provide notification to the lenders of litigation and adverse changes; (3) pay and perform its obligations; (4) maintain its corporate existence; (5) maintain its property and insurance; and (6) other customary covenants. The registrant must also maintain a total leverage ratio of less than 2 to 1, a minimum interest coverage ratio of at least 5 to 1 and a minimum net worth of greater than $35 million. Negative covenants include restrictions and limitations on: indebtedness; liens; guaranty obligations; changes in business; mergers; sales of assets; acquisitions; loans, advances and investments; dividends and repurchases of stock; and other customarily restricted activities.

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     Any amounts outstanding under the facility may be accelerated and become due and payable immediately and all loan commitments may be terminated upon a default and expiration of any applicable cure period. Events of default include: (1) nonpayment of obligations due under the credit agreement; (2) failure to perform any covenant or agreement; (3) misrepresentations; (4) cross-defaults under other agreements; (5) a change of control; (6) bankruptcy; and (7) other customary events of default. The default rate of interest under the facility is 2% higher than the non-default rate of interest.

     The obligations of the registrant under the credit facility are guaranteed by the registrant’s subsidiary, Blackbaud, LLC, pursuant to the terms of the Guaranty Agreement filed herewith as exhibit 10.23.

Item 9.01 Exhibits

Exhibit 10.22	Credit Agreement dated September 30, 2004 by and among Blackbaud, Inc., as borrower, the lenders referred to therein and Wachovia Bank, National Association.

Exhibit 10.23	Guaranty Agreement dated September 30, 2004 by and among Blackbaud, LLC, as guarantor, in favor of Wachovia Bank, National Association.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: October 5, 2004	/s/ Timothy V. Williams

Timothy V. Williams, Vice President and Chief Financial Officer

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